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                                                                   EXHIBIT 2.1.1

                    AGREEMENT ALTERING TRANSACTION STRUCTURE

          THIS AGREEMENT ALTERING TRANSACTION STRUCTURE (this "Agreement"), is made and entered into this 28th day of February, 2005, by and among EXCHANGE NATIONAL BANCSHARES, INC., a Missouri corporation ("ENB"), DREXEL BANCSHARES, INC., a Missouri corporation ("Bancshares"), and the undersigned shareholder representative of the shareholders of Bancshares (the "Shareholder Representative).

                                   WITNESSETH:

          WHEREAS, ENB, Bancshares and certain other persons and entities have entered into that certain Acquisition Agreement, dated January 28, 2005 (the "Acquisition Agreement"), pursuant to which Bancshares would merge with and into a wholly-owned subsidiary of ENB and result in ENB being the holder of all of the issued and outstanding common stock of the surviving corporation of the merger, and thereby becoming the indirect owner of Bank 10, a Missouri banking corporation (the "Bank"), all as more fully set forth in the Acquisition Agreement; and

          WHEREAS, ENB, Bancshares and the Shareholder Representative desire to modify the Acquisition Agreement to change the transaction contemplated thereby from a merger of Bancshares into a wholly-owned subsidiary of ENB to a transaction in which ENB simply purchases from Bancshares all of the issued and outstanding shares of the Bank's capital stock;

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties agree as follows:

          1. Except as otherwise provided herein, each capitalized term used in this Agreement without definition shall have the meaning ascribed thereto in the Acquisition Agreement.

          2. The Acquisition Agreement hereby is amended in all respects necessary to cause the Merger contemplated thereby to be replaced with a transaction (the "Acquisition") in which, at the Closing, ENB would purchase from Bancshares, and Bancshares would sell to ENB, all 1,000 issued and outstanding shares of common stock, $100 par value, of the Bank in exchange for the Purchase Price specified therein (see below). Without limiting the generality of the foregoing, the Acquisition Agreement hereby is amended as follows:

          (a) Capitalized terms to which a definition has been ascribed in the Acquisition Agreement shall be modified or stricken as necessary to reflect the change in the transaction structure contemplated by this Agreement. Accordingly, references in the Acquisition Agreement to the "Merger" shall instead be references to the "Acquisition", references in the Acquisition Agreement to the "Merger Agreement" shall be stricken, references in the Acquisition Agreement to the "Merger Consideration" shall instead be references to the "Purchase Price", references in the Acquisition Agreement to the "Effective Time" shall instead be references to the time of the Closing, and references in the Acquisition Agreement to the "Surviving Corporation" shall be stricken.

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          (b) Section 1.21 of the Acquisition Agreement hereby is deleted in its entirety and a new Section 1.21 is substituted in lieu thereof as follows:

               1.21 "Purchase Price" means a cash amount equal to $32,862,000, plus any amount by which the Book Value of the Bank as of the business day immediately preceding the Closing Date is greater than $13,144,800 or minus any amount by which the Book Value of the Bank as of the business day immediately preceding the Closing Date is less than $13,144,800, as the case may be, subject to further adjustment, if applicable, to eliminate any unrealized gain or loss in the Bank's investment portfolio, to cause the Bank's reserve for loan losses to be at least 1.1% of the amount of all of the Bank's loans then outstanding and to reflect any adjustments contemplated by Section 6.05.

          (c) Section 2.01 of the Acquisition Agreement hereby is deleted in its entirety and a new Section 2.01 is substituted in lieu thereof as follows:

               2.01 The Acquisition Transaction. Subject to the terms and conditions of this Agreement, at the Closing ENB will purchase from Bancshares, and Bancshares will sell to ENB, all 1,000 issued and outstanding shares of common stock, $100 par value, of the Bank in exchange for the Purchase Price specified herein.

          (d) Sections 2.03, 2.04 and 2.05 of the Acquisition Agreement hereby are deleted in their entirety.

          (e) Section 2.07 of the Acquisition Agreement hereby is deleted in its entirety and a new Section 2.07 is substituted in lieu thereof as follows:

               2.07 Payment and Delivery of the Purchase Price. At the Closing on the Closing Date, ENB shall deliver to Bancshares the amount of cash that equals the Purchase Price, which shall be computed as follows. The Book Value of the Bank used for purposes of calculating the Purchase Price shall be applied to increase or decrease the $32,862,000 component of the Purchase Price depending on whether the Bank's Book Value is greater than or less than $13,144,800. Adjustments, if any, including adjustments for the Bank's reserve for loan losses and as contemplated by Section 6.05 shall be made on the date that is 30 days after the Closing Date, at which time the Purchase Price will be adjusted, if necessary. The delivery of the Purchase Price shall be made upon the surrender by Bancshares to ENB of all certificates representing the total number of the issued and outstanding shares of common stock, $100 par value, of the Bank. Within 30 days immediately following the Closing Date, ENB and the Shareholder Representative mutually will verify and reconcile the calculation of the aggregate Purchase Price. After completing such verification and reconciliation, any portion of the Purchase Price that remains to be paid by ENB to Bancshares promptly shall be paid to it and any amount that previously has been paid by ENB to Bancshares in excess of the Purchase Price to which Bancshares is entitled promptly shall be paid by the Shareholders to ENB, as the case may be.


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          (f) Section 2.09 of the Acquisition Agreement hereby is amended by deleting the last sentence therefrom in its entirety and substituting in lieu thereof the following new sentence:

               At the Closing, the Escrow Deposit will be paid to ENB for disbursement to Bancshares upon Bancshares' surrender to ENB of the certificates representing the outstanding shares of common stock, $100 par value, of the Bank.

          (g) Section 6.14 of the Acquisition Agreement hereby is amended by joining Bancshares as a party bound by, and subject to, the covenants and agreements made by the Shareholders therein.

          3. To the extent that Bancshares owns any properties or assets that are used by the Bank in the conduct of its business, at or prior to the Closing Bancshares will transfer and assign to the Bank all right, title and interest in and to all such properties and assets.

          4. Bancshares shall cause Joseph Sims to prepare Bancshares' final income tax returns as soon as practicable following the Closing. Bancshares or the Shareholders shall pay 50% of the cost of preparing Bancshares' final income tax returns (which payment may be made by the Shareholder Representative on the Shareholders' behalf as contemplated by Section 8.10 of the Agreement) and ENB shall pay the other 50% of such cost. Bancshares shall thereafter have sole responsibility and liability for any cost or liability related to income and privilege tax claims or audits that may be made with respect to the Bank or Bancshares for periods ending on or prior to the Closing Date and shall indemnify and hold harmless the Bank and Exchange from and against any such cost or liability. This Agreement shall not be affected by any limitation of claims set forth in the Acquisition Agreement.

          5. Except as amended by this Agreement, all of the terms, conditions and provisions of the Acquisition Agreement, including the Schedules thereto, shall remain unamended and in full force and effect in accordance with its terms.

          6. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same letter. Facsimile signatures hereto are considered as originals, and originals will be provided later if requested.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

EXCHANGE NATIONAL BANCSHARES, INC.      DREXEL BANCSHARES, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name: James E. Smith                    Name: Joe D. Balentine
Title: Chairman                         Title: Vice President


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JOE D. BALENTINE


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